EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 23, 2015, with respect to the consolidated financial statements included in the Annual Report of Digital Ally, Inc. on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said report in the Registration Statements of Digital Ally, Inc. on Forms S-8 (File No. 333-146874, File No. 333-152684, File No. 333-180393, File No. 333-202943, and File No. 333-205136) and on Forms S-3 (File No. 333-199098, File No. 333-195964, File No. 333-202944 and File No. 333-206699).

/s/ GRANT THORNTON LLP
GRANT THORNTON LLP
Kansas City, Missouri

March 7, 2016